Exhibit 10.2

STOCK PURCHASE AGREEMENT

Dated as of February 5, 2010

Between

MF ACQUISITION CORP.
(a Delaware corporation),

and

MAC-GRAY CORPORATION

(a Delaware corporation)

SCHEDULES

Schedule	Description

4.1	Organizational Information
4.3	Share Information
4.4(b)	Title
4.5	Conflicts and Violations
4.6	Consents and Approvals
4.8	Liabilities
4.9	Tax Matters
4.9(b)	Tax Returns
4.10	Real Property
4.11	Tangible Personal Property
4.12(c)-(e)	Intellectual Property
4.13	Compliance with Laws and Permits
4.14	Litigation
4.15 and 4.15(a)-(c)	Labor Matters
4.16	Employee Benefit Plans
4.17	Transactions with Certain Persons
4.18	Insurance
4.19	Inventory
4.20	Accounts Receivable
4.21	Material Contracts
4.22	Suppliers and Customers
4.23	Bank Accounts; Powers of Attorney
4.24	Environmental Matters
4.25	Absence of Certain Changes
4.27	Product Warranties
6.22	IP Assignments
9.4(f)	Allocation of Purchase Price

EXHIBITS

Exhibit	Description

1.1	Working Capital

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of February 5, 2010 is between MF ACQUISITION CORP., a Delaware corporation with a mailing address of 5070 Whitelaw Road, Guelph, Ontario N1H6Z9 (“Buyer”) and MAC-GRAY CORPORATION, a Delaware corporation with an office located at 404 Wyman Street, Suite 400, Waltham, Massachusetts 12451 (“Seller”).

RECITALS:

A.  Seller owns, as described on Schedule 4.3, in the aggregate all of the issued and outstanding shares of Intirion Corporation, a Delaware corporation (the “Corporation”) consisting of 1,000 shares of common stock with a par value of $.01 per share (the “Shares”).

B.  Buyer desires to purchase and accept from Seller the Shares, and Seller desires to sell and transfer to Buyer the Shares, all upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

(a)     “Accrued Vacation” shall mean the liability of Mac-Gray Services related to the employees of the Business, each of which is identified in Section 4.15(c), for accrued vacation, sick days and personal days as of the Closing Date.

(b)    “Accounts Payable” shall mean (i) all bona fide trade accounts payable (but expressly excluding Indebtedness) of the Corporation as of the Closing Date, and (ii) all checks written on the Corporation’s bank accounts on or prior to the Closing Date which have not cleared as of the Closing Date.

(c)     “Accounts Receivable” shall mean all bona fide accounts receivable of the Corporation (exclusive of any notes receivable and any accounts receivable from Affiliates or Related Persons of Seller or the Corporation).

(d)    “Accrued Liabilities” shall mean, other than Accounts Payable and expenses accrued for any Income Tax Liability or any Indebtedness, (i) all accrued expenses of the Corporation, including any liability to an Affiliate related to the employees of the Business and (ii) all accrued expenses under the Employee Benefit Plans or otherwise including (A) vacation, sick pay, paid time off, personal days and severance benefits earned or incurred through the Closing Date or upon and by reason of the Closing, whenever payable, (B) short term disability benefits earned or incurred through the Closing Date and (C) amounts payable to, or for the benefit of, employees or consultants upon and by reason of the Closing, whenever payable.

(e)     “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).  Without limiting the generality of the foregoing, the Corporation will be an Affiliate of Buyer from and after the Closing.

(f)     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

(g)    “Agreement” shall mean, unless the context otherwise requires, this Stock Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

(h)    “Business” shall mean the development and distribution of small space appliances including refrigerators, microwaves and electronic safes and related repair and installation services, as currently conducted by the Corporation; provided, however, that for the purposes of Article VI of this Agreement, all references to the Business shall specifically exclude the development, distribution, sale, lease and rental of laundry equipment.

(i)      “Cash” shall mean cash and cash equivalents of the Corporation.

(j)      “Closing Date” shall mean the date on which the Closing occurs, which date, unless the parties shall agree otherwise, shall be no later than the third (3rd) business day after the satisfaction or waiver of the conditions required to be satisfied prior to Closing.

(k)     “Closing Date Working Capital” shall mean the Working Capital as of the close of business on the Closing Date.

(l)      “COBRA” shall mean the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

(m)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(n)    “Contracts” shall mean (i) the Material Contracts and (ii) the Minor Contracts.

(o)    “Discharged Indebtedness” shall mean the Indebtedness of the Corporation, if any, to be satisfied by Buyer, upon Seller’s request, on the Closing Date including, without limitation, all Indebtedness secured by any Encumbrance on any asset owned by the Corporation.

(p)    “Disclosure Schedule” shall mean the document delivered to Buyer by Seller on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which are required under Article 4 of this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement (e.g., Schedule 4.1) or as an exception to one or more of the representations, warranties or covenants contained in this Agreement, each of which exceptions shall specifically identify the relevant section of this Agreement to which it relates or be reasonably clear that it is also relevant to another section of this Agreement.  Subject to the foregoing, the information set forth in the Disclosure Schedule shall be organized by references to the sections of this Agreement to which such information is responsive.  All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

(q)    “Employee Benefit Plan” shall mean any (i) non qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any “multiemployer plan”, as defined in Section 3(37) of ERISA), (iv) Employee Welfare Benefit Plan or fringe benefit plan or program or (v) any similar plan, arrangement or program, in each case which is maintained, administered or contributed to by the Corporation, or to which covers any employee identified in Section 4.15(c) or any former employee of the Business.

(r)     “Employee Pension Benefit Plan” shall have the meaning set forth in ERISA Section 3(2).

(s)     “Employee Welfare Benefit Plan” shall have the meaning set forth in ERISA Section 3(1).

(t)     “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever.

(u)    “Enforceability Limitations” shall mean (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

(v)    “Environmental Claims” shall mean any written notice of violation, written notice of potential or actual responsibility or liability, or claim, suit, action, demand, directive or order (including those for contribution and/or indemnity) by any Governmental Authority or other Person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to (i) the presence of, a release or threatened release into the environment of, or exposure to, any Hazardous Materials, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) the violation, or alleged violation, of any Environmental Laws or (iv) the non-compliance or alleged non-compliance with any Environmental Laws.

(w)    “Environmental Laws” shall mean any applicable statutes, ordinances or other written directives, published laws, any written, published rules or regulations, orders, and any licenses, permits, orders, judgments, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, release or threatened release of, any hazardous substances (including petroleum and its derivatives).

(x)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(y)    “ERISA Affiliate” shall mean a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Corporation within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

(z)     “Financial Statements” shall mean the compiled financial statements of the Corporation for the fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007 (consisting of a balance sheet and a statement of income and retained earnings).

(aa)   “GAAP” shall mean, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Corporation’s past practices.

(bb)  “Governmental Authority” shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

(cc)   “Governmental Requirement” shall mean any published law, statute, ordinance, directive or regulation of any Governmental Authority in effect as of the date of this Agreement.

(dd)  “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product as listed or regulated under any applicable Environmental Law.

(ee)   “Income Tax Liability” shall mean liability for any federal, state, local or foreign income, business and occupation or similar Taxes payable by the Corporation, or with respect to the Business, to any Governmental Authority attributable to the operations and activities of, or otherwise incurred by or existing with respect to, the Corporation for any period ending on or prior to the Closing Date, including without limitation Taxes computed through the Closing Date with respect to any partial year on a closing-of-the-books basis as if such partial year ended at the close of business on the Closing Date.

(ff)    “Indebtedness” shall mean, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto; (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than Accounts Payable and Accrued Liabilities); (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, with the amount of Indebtedness pursuant to this clause (iv) being calculated by reference to the security and not the primary obligation; (v) all capitalized lease obligations of such Person; (vi) all obligations of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person; (vii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person; (viii) all obligations arising out of foreign exchange contracts; (ix) all obligations of the Corporation to fund, or pay any benefits under, any Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan as of the Closing Date or upon and by reason of the Closing (except to the extent the same shall be counted as an Accrued Liability); and (x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

(gg)  “Indemnity Cap” shall mean generally a dollar amount equal to $2 Million except that in the instance of indemnification obligations arising out of Losses suffered from or arising out of any product defect claims related to products sold on or prior to the Closing Date (exclusive of claims limited solely to obligations under express product warranties related to products sold, leased or rented by the Corporation on or prior to the Closing Date of the nature described in Section 4.27(a), but not limited to warranties related to products sold, leased or rented during the two-year period preceding the date of this Agreement) such term shall mean a dollar amount equal to fifty percent (50%) of the Purchase Price after adjustment for the Final Purchase Price Closing Adjustment; provided, however, such caps shall not be mutually exclusive of one another such that a $2 Million general indemnity claim will apply against, and partially exhaust, the higher product defect claims cap and a $2 Million product defect claim will, by itself, otherwise fully exhaust the lower cap for general indemnities.

(hh)  “Independent Accountants” shall mean Grant Thorton LLP, or any successor thereof.

(ii)     “Insurance” shall mean any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

(jj)     “Intellectual Property” shall mean all intellectual property used to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including, without limitation, the name “Intirion”, “MicroFridge”,  and “Safe Plug”), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(kk)   “Inventory” shall mean all finished goods inventory and service parts inventory of the Business.

(ll)     “Losses” shall mean all losses, liabilities, deficiencies, damages (including without limitation encumbrances, fines, penalties, claims, costs and expenses (including, without limitation all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements.

(mm) “Mac-Gray Services” shall mean Mac-Gray Services, Inc., a Delaware corporation.

(nn)  “Material Adverse Change” shall mean an effect that is reasonably likely to be material and adverse to the Business, or to the assets, financial condition or results of operations of the Corporation, but excluding any such effect resulting from (i) general economic or securities or financial market conditions, (ii) any occurrence or condition generally affecting participants in the Business (including natural catastrophe events), (iii) any change in law or regulations in any jurisdiction in which the Corporation does business or any change in accounting principles required by GAAP and (iv) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof (including any occurrence or condition arising out of the identity of or facts relating to Buyer).

(oo)  “Material Contracts” shall mean the following written contracts and oral contracts which are currently in effect and (a) to which the Corporation is either a party or otherwise bound, (b) to which the Corporation is or has been a beneficiary of within the past two (2) years, or (c) which otherwise materially relate to the Business; provided, however, for the purposes of subsections (b) and (c), contracts pursuant to which Seller or Mac-Gray Services provides to the Corporation the benefit of insurance policies, employee benefit plans or access to databases and software, and contracts related exclusively to corporate headquarters functions in the areas of IT, tax compliance, human resources, payroll, accounting, finance and legal services shall be specifically excluded from such definition:

(i)         any agreement (or group of related agreements with the same Person or its Affiliates) under which the Corporation has created, incurred or assumed any Indebtedness in excess of $10,000 or imposed an Encumbrance on any of its assets, except where the Corporation’s obligations and/or any such Encumbrance will be released at the Closing,

(ii)        any agreement for the lease of real property or personal property providing for lease payments by the Corporation in excess of $10,000 per year,

(iii)       any license or royalty agreement,

(iv)       any agreement relating to any Benefit Arrangement maintained by the Corporation,

(v)        any employment, consulting, distributor, sales representative or dealer agreement not cancelable by the Corporation without penalty upon ninety (90) days or less written notice,

(vi)       any settlement agreement or other agreement in respect of any past or present Proceeding,

(vii)      any confidentiality agreement, non-competition agreement or agreement providing for indemnification by the Corporation, or

(viii)     any other agreement (or group of related agreements with the same Person or its Affiliates) not cancelable by the Corporation without penalty the performance of which will extend over a period of more than one (1) year, involves consideration to the Corporation in excess of $20,000 or is anticipated to result in a payment by the Corporation exceeding $10,000.

(pp)  “Minor Contracts” shall mean any contract or other agreement (other than the Material Contracts), whether written or oral, to which the Corporation is a party or by which the Corporation is bound.

(qq)  “Non-Competition Period” shall mean the period beginning with the Closing Date and ending on the earlier of (a) a Qualified Sale of the Seller, or (b) the fourth (4th) anniversary of the Closing Date.

(rr)    “Other Current Assets” shall mean all current assets of the Corporation, to the extent such assets are reflected on, as applicable, the Closing Certificate or the Closing Date Financial Report, other than Cash, Accounts Receivable, Inventory, prepaid taxes and prepaid expenses solely relating to any Income Tax Liability, to the extent reflected on or estimated to be reflected on the Closing Date Financial Report.

(ss)      “Owned Tangible Personal Property” shall mean all Tangible Personal Property owned by the Corporation.

(tt)       “Permits” shall mean all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(uu)     “Permitted Encumbrances” shall mean (i) liens which will be removed by payment of Indebtedness reflected on the Closing Date Financial Report in the amounts reflected on the Closing Date Financial Report; (ii) other liens which are removed on or prior to the Closing Date; (iii) liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings and which are specifically disclosed on the Disclosure Schedule; (iv) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (v) liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (vi) liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP.

(vv)     “Person” shall mean any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(ww)    “Proceeding” shall mean any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other similar proceeding.

(xx)      “Prohibited Transaction” shall have the meaning set forth in ERISA Section 406 and Code Section 4975.

(yy)     “Purchase Price” shall mean the purchase price for the Shares which shall be equal to $8,500,000, as increased or decreased by the Working Capital Adjustment.

(zz)      “Qualified Sale of the Seller” shall mean any merger, sale of equity, business combination or similar transaction pursuant to which (a) the stockholders of Seller immediately prior to such transaction own less than fifty percent (50%) of the outstanding equity interests of Seller after the consummation of such transaction and (b) the acquirer in such transaction has been, directly or indirectly, actively engaged in the development and/or distribution of small refrigerators and/or small microwaves prior to the acquisition of Seller.

(aaa)    “Real Property” shall mean all real property owned or leased by the Corporation or in which the Corporation otherwise has any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

(bbb)   “Related Person” shall mean (i) any shareholder, director or officer or any other direct or indirect beneficial owner (but excluding mere holders of options to purchase shares) of the Corporation, (ii) any spouse, child, sibling or parent of any such shareholder, director or officer or other beneficial owner, or (iii) any limited liability company, partnership, corporation, trust or other entity in which any individual encompassed by the foregoing (i) or (ii) has a substantial and material interest as a member, partner, shareholder, trustee or otherwise; provided, however, that no Person shall be deemed a Related Person for the purposes of this Agreement solely by reason of ownership of an equity interest in Seller.

(ccc)    “Representative” shall mean any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

(ddd)   “Tangible Personal Property” shall mean all tangible personal property (other than Inventory) owned or leased by the Corporation or in which the Corporation has any interest including, without limitation, show equipment, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

(eee)    “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(fff)      “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

(ggg)   “Threshold Amount” shall mean a dollar amount equal to two percent (2%) of the Purchase Price after adjustment for the Final Purchase Price Closing Adjustment.

(hhh)   “Working Capital” shall mean (i) the sum of (A) the Cash, (B) the Accounts Receivable, (C) the Inventory and (D) the Other Current Assets minus (ii) the sum of (A) the Accounts Payable, (B) the current portion of Accrued Liabilities (including $400,000 as the current portion of reserve for warranty), and (C) Accrued Vacation, calculated in a manner consistent with Exhibit 1.1.

(iii)      “Working Capital Adjustment” shall mean (i) if the Closing Date Working Capital is equal to or greater than $4,851,000, the amount, expressed as a positive number, by which the Closing Date Working Capital exceeds $4,951,000 or (ii) if the Closing Date Working Capital is less than $4,851,000, the amount, expressed as a negative number, by which the Closing Date Working Capital is less than $4,751,000.

1.2           Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Benefit Arrangements	4.16(k)
Buyer	Introduction
Buyer Indemnified Party	9.1(b)
Casualty	10.2
Casualty Amount	10.2
Closing	3.1
Closing Cash Payment	2.4(b)
Closing Certificate	2.3(a)
Closing Date Financial Report	2.3(c)
Closing Purchase Price Reconciliation	2.5
Confidential Information	6.10
Corporation	Recitals
Current Employer	6.20(a)
Distributor Agreement	6.19
Employee Plans	4.16(a)
Final Purchase Price Closing Adjustment	2.3(c)
Indemnified Party	9.1(e)(i)
Indemnifying Party	9.1(e)(i)
Laundry Product Sales Agreement	6.16
Material Customer	4.22
Material Supplier	4.22
Offered Employees	6.20(a)
Pension Plans	4.16(a)
Preliminary Purchase Price Closing Adjustment	2.3(a)
Section 338(h)(10) Election	9.4(c)
Seller	Introduction
Seller Affiliated Group	4.9(c)
Seller Indemnified Party	9.1(d)
Shares	Recitals
Straddle Period	9.1(c)(iii)
Sublease	6.18
Transferred Employees	6.20(a)
Transition Services Agreement	6.17
Welfare Plans	4.16(a)

1.3           Construction of Accounting Terms.  Except as otherwise expressly provided, as used in Article 1 of this Agreement, Accounts Payable, Accounts Receivable, Accrued Liabilities, Income Tax Liability, Indebtedness, Inventory, Other Current Assets and Working Capital of Seller and the components thereof and the adjustments based thereon shall mean the amounts determined in accordance with GAAP consistently applied in the historical books and records of the Corporation.

1.4           Usage of Terms.  Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.  Use of the word “including” shall mean “including, without limitation”.

1.5           References to Articles, Sections, Exhibits and Schedules.  All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

1.6           No Double Counting.  The parties agree that for purposes of the calculations, adjustments and payments set forth in Article II, no provisions in this Agreement, including without limitation those set forth in this Article I and/or Article II, are intended to result in any item or amount being counted more than once.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1           Sale of Shares.  Subject to the terms and conditions contained in this Agreement, on the Closing Date Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire from Seller, all of the Shares, free and clear of any Encumbrances other than Permitted Encumbrances.

2.2           Purchase Price.  As consideration for the sale, conveyance, transfer, assignment and delivery of the Shares, Buyer shall pay to Seller an amount equal to the Purchase Price.  Such consideration shall be paid and be subject to adjustment in accordance with Sections 2.4 and 2.5.

2.3           Closing Certificate; Preliminary Purchase Price Closing Adjustment; Physical Inventory; Audit; Closing Date Financial Report; Final Purchase Price Closing Adjustment.

(a)     Closing Certificate; Preliminary Purchase Price Closing Adjustment.  On the day prior to the Closing Date, Seller shall cause to be prepared in good faith under the direction of the President or the Chief Financial Officer of the Corporation and shall deliver to Buyer a certificate (the “Closing Certificate”) containing a pro forma estimate of the Closing Date Working Capital, the Working Capital Adjustment, the Indebtedness of the Corporation on the Closing Date and the adjustment to the Purchase Price based thereon (the “Preliminary Purchase Price Closing Adjustment”) which Closing Certificate and Preliminary Purchase Price Closing Adjustment shall be used for purposes of the Closing and determining payments to be made by Buyer on the Closing Date pursuant to Section 2.4, unless Buyer objects to the Closing Certificate and Preliminary Purchase Price Closing Adjustment as facially unreasonable in light of the most recent financials of the Corporation (which objection must be made prior to the Closing).

(b)    Physical Inventory.  On February 2, 2010, the Corporation conducted a physical inventory at which representatives of each of Buyer and Seller were present, the results of which the Corporation provided to each of Buyer and Seller and which shall be used to determine the amount of Inventory as of the Closing Date and which shall be used in the preparation of the Closing Certificate, Final Purchase Price Closing Adjustment and the Closing Date Financial Report.  With respect to any Inventory of the Corporation located at any premises not owned or leased by the Corporation or otherwise not included in the physical inventories referred to above, (i) for purposes of the Preliminary Purchase Price Closing Adjustment, Seller shall provide to Buyer in writing a good faith estimate as to the amount of such Inventory prior to the Closing Date and (ii) for purposes of the Final Purchase Price Closing Adjustment, Seller shall obtain from each Person who is in possession of any such Inventory written certification as to the amount of such Inventory as of the Closing Date.

(c)     Audit; Closing Date Financial Report.  As promptly as possible after the Closing and in any event no later than sixty (60) days after the Closing, Buyer shall cause to be prepared (i) an audited balance sheet of the Corporation as of the Closing Date in accordance with GAAP and (ii) a supplemental report setting forth the Closing Date Working Capital, the Working Capital Adjustment, the Indebtedness on the Closing Date and the definitive adjustment to the Purchase Price based on said audited balance sheet (the “Final Purchase Price Closing Adjustment”), (collectively the “Closing Date Financial Report”).  Any third-party expenses or fees incurred in preparing the Closing Date Financial Report and the Final Purchase Price Closing Adjustment shall be borne by Buyer.  Seller shall have thirty (30) days after delivery to Seller to review the Closing Date Financial Report.  In connection with such review, Buyer shall provide Seller with reasonably requested access to all books, records, and workpapers of the Corporation used in the preparation of the Closing Date Financial Report.  If Seller does not object, or otherwise fails to respond, to the Closing Date Financial Report within thirty (30) days after delivery to Seller, such Closing Date Financial Report shall automatically become final and conclusive.  In the event that Seller objects to the Closing Date Financial Report within such 30-day period, Seller and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report.  If Seller and Buyer agree on the content of the Closing Date Financial Report, such Closing Date Financial Report shall become final and conclusive.  If Seller and Buyer are unable to reach agreement within thirty (30) days after the delivery of such objection to the Closing Date Financial Report, then the Independent Accountants shall promptly be retained to undertake a determination of the Closing Date Financial Report, which determination shall be made as quickly as possible.  Only disputed item(s) shall be submitted to the Independent Accountants for review.  In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants.  Such determination of the Independent Accountants shall be final and binding on Seller and Buyer, and all expenses of the Independent Accountants shall be borne by the party whose items in dispute are found to be in the greatest aggregate error (in absolute dollar terms).  The Purchase Price and the payments required to be made after the Closing Date pursuant to Section 2.5 shall be finally determined on the basis of the Closing Date Financial Report and the Final Purchase Price Closing Adjustment as adjusted by any determinations described in this Section 2.3(c).

2.4           Payments by Buyer.  Buyer shall pay to Seller the purchase consideration set forth in Section 2.3 as follows:

(a)     At the Closing, Buyer shall pay off the Discharged Indebtedness, if any.

(b)    At the Closing, Buyer shall pay to Seller the Closing Cash Payment.  The Closing Cash Payment shall be paid on the Closing Date in cash by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing not less than two (2) business days prior to the Closing Date.  “Closing Cash Payment” means an amount equal to (i) the Purchase Price (as adjusted by the Preliminary Purchase Price Closing Adjustment), minus (ii) the amount of the estimated (per Section 2.3(a)) Indebtedness of the Corporation, if any, on the Closing Date (including, without limitation, the Discharged Indebtedness).

2.5           Final Purchase Price Closing Adjustment.  Within five (5) business days after determination of the Final Purchase Price Closing Adjustment, Buyer or Seller, as the case may be, shall pay to the other by wire transfer of immediately available funds to an account designated by the receiving party in writing the amount by which the Purchase Price, as adjusted by the Final Purchase Price Closing Adjustment, is greater or less than the Purchase Price, as adjusted by the Preliminary Purchase Price Closing Adjustment (such difference being the “Closing Purchase Price Reconciliation”).  If the Closing Purchase Price Reconciliation is positive, Buyer shall promptly pay such difference to Seller.  If the Closing Purchase Price Reconciliation is negative, Seller shall promptly pay such difference to Buyer.  If Buyer or Seller fail to pay any amount owing pursuant to this Section 2.5, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount from the date due until paid at a rate equal to the lower of (i) ten percent (10%) per annum or (ii) the highest rate permitted by law.

2.6           Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed by reason of the transfer of the Shares pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes shall be borne equally between the Buyer and the Seller.

ARTICLE III

CLOSING

3.1           Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, or any other place as Buyer and Seller mutually agree in writing.  The Closing shall be effective as of the close of business on the Closing Date.

3.2           Conveyances at Closing.

(a)     Instruments and Possession.  Upon the terms and conditions contained in this Agreement, on the Closing Date, Seller shall deliver to Buyer (i) a stock power executed by Seller conveying in the aggregate all of the Shares, together with the complete corporate minute book maintained by the Corporation up to the Closing Date (including, as necessary, appropriate ratifying resolutions), (ii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Shares in accordance with the provisions of this Agreement and (iii) such other documents and agreements as are contemplated by this Agreement.

(b)    Form of Instruments.  All of such instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller, but shall not diminish the status of title to the Shares required to be delivered by Seller pursuant to this Agreement.

3.3           Certificates and Other Documents.  Each of Buyer and Seller shall deliver or cause to be delivered the certificates and other documents and items described in Articles 6, 7 and 8 of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller represents and warrants to Buyer as follows:

4.1           Organization and Authority of the Corporation to Conduct Business.  The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Schedule 4.1 sets forth the jurisdiction of organization of the Corporation and each jurisdiction where it is qualified to do business.  The Corporation is duly qualified and in good standing in each jurisdiction where it is required to be qualified and where the failure to qualify could reasonably be expected to have a material adverse effect on the Business, financial condition or operations of the Corporation.  Except as disclosed on Schedule 4.1, the Corporation has no Affiliates.  Except as specifically disclosed on Schedule 4.1, no Affiliate of the Corporation owns or has any interest in any of the assets used in the Business.  The Corporation has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  The Corporation has no stock or other equity interest in any other Person.

4.2           Power and Authority; Binding Effect.  Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by Seller and shall, upon delivery of a counterpart signature by Buyer, constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

4.3           Authorized and Issued Shares.  The authorized capitalization of the Corporation consists solely of 3,000 shares of common stock with a par value of $.01 per share, of which only the Shares are issued and outstanding.  Seller owns all of the Shares.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 4.3, there are not now outstanding any other shares, phantom shares or other securities, or any options, warrants or any rights related to the Shares or to any other shares, phantom shares or other securities of the Corporation.  Except for this Agreement and as set forth in Schedule 4.3, there are no agreements of any kind obligating the Corporation, conditionally or otherwise, to issue or sell any new share of capital stock or any instrument convertible into or exchangeable for any capital stock of the Corporation, or to redeem, repurchase or sell any shares of the Corporation’s capital stock. Except as set forth in Schedule 4.3, there are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements relating to the Shares.

4.4           Title to Shares and Assets.

(a)     Seller has good title to the Shares, free and clear of all Encumbrances other than Permitted Encumbrances, and at the Closing will have full legal right and power to sell, assign and transfer title to the Shares to Buyer pursuant to this Agreement free and clear of all Encumbrances other than Permitted Encumbrances.

(b)    Except as set forth in Schedule 4.4(b) and except for Permitted Encumbrances, the Corporation has good title to all of its Owned Tangible Personal Property, free and clear of all Encumbrances.

4.5           No Conflict or Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute (i) a violation of or conflict with any provision of the organizational or other governing documents of the Corporation, (ii) except as set forth on Schedule 4.5, a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any material obligations under, any term or provision of, any Material Contract, (iii) a violation by Seller or the Corporation of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award applicable to Seller or the Corporation which could reasonably be expected to result in a penalty in excess of $1,000 or a loss of privilege, which loss could reasonably be expected to result in a material adverse effect on the Corporation or (iv) an imposition of any Encumbrance (other than a Permitted Encumbrance) on the Shares or on the assets of the Corporation.

4.6           Consents and Approvals.  Except as otherwise set forth on Schedule 4.6, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Seller or the Corporation in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.7           No Proceedings.  There is no Proceeding pending or, to the knowledge of Seller, that have been threatened in writing or clearly threatened orally in a communication to an officer of the Corporation against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

4.8           Financial Statements; Unknown Liabilities.

(a)     The Corporation has delivered to Buyer the Financial Statements.  The Financial Statements fairly present in all material respects the financial condition and the results of operations of the Corporation as of their respective dates and for the periods then ended in accordance with GAAP as applied by the Corporation on a consistent basis.  The books and records of the Corporation from which the Financial Statements were prepared fairly reflect in all material respects the assets, liabilities and operations of the Corporation, and the Financial Statements conform in all material respects thereto.

(b)    There are, and as of the Closing Date there will be, no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, of the Corporation except (i) liabilities and obligations reflected or reserved for in the Financial Statements with respect to the fiscal year ended December 31, 2009; (ii) liabilities and obligations incurred between January 1, 2010 and the Closing Date in the ordinary course of business of the Corporation (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law); (iii) liabilities arising solely under express product warranties related to products sold, leased or rented on or prior to the Closing Date; (iv) all liabilities included in the Closing Date Working Capital, and (v) other liabilities disclosed in this Agreement.

4.9           Tax Matters.

(a)        Except as set forth on Schedule 4.9, (i) the Corporation has filed or had filed on its behalf all Tax Returns that it was required to file, (ii) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld, (iii) all Taxes required to have been paid by the Corporation (whether or not shown on any Tax Return) have been paid, (iv) the Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return, and (v) no notice has been received by the Corporation and no claim has been made within the last five (5) years by any Governmental Authority in any jurisdiction where the Corporation does not file Tax Returns that the Corporation may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)        There is no dispute or claim concerning any Tax liability of the Corporation either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Corporation has knowledge.  Schedule 4.9 (b) lists all federal, state, local, and foreign Tax Returns filed with respect to the Corporation for any taxable period ending on or after December 31, 2005, indicates those Tax Returns which have been audited, and indicates those Tax Returns that currently are the subject of audit.

(c)        The Corporation has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller (“Seller Affiliated Group”).  Seller has filed a consolidated federal income Tax Return with the Corporation for the taxable year immediately preceding the current taxable year and is eligible to make a Code Section 338(h)(10) election.

(d)        Seller Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Corporation was a member of the group.  All income Taxes owed by Seller Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Corporation was a member of the group.

(e)        Seller does not expect any authority to assess any additional income Taxes against Seller Affiliated Group for any taxable period during which the Corporation was a member of the group.  There is no dispute or claim concerning any income Tax liability of Seller Affiliated Group for any taxable period during which the Corporation was a member of the group claimed or raised by any Governmental Authority in writing.  Seller Affiliated Group has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Corporation was a member of the group.

(f)         The Corporation has no liability for the Taxes of any Person other than the Corporation (i) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)        Seller’s representations and warranties set forth in this Section 4.9 shall constitute Seller’s only representations and warranties regarding Taxes.

4.10         Real Property.  Schedule 4.10 contains a true, complete and correct list of the Real Property leased by the Corporation.  The Corporation does not own and has never owned any real property.  Except as set forth on Schedule 4.10, (a) the Corporation enjoys peaceful and undisturbed possession of the Real Property pursuant to the lease described on Schedule 4.10, (b) the lease described on Schedule 4.10 is not in default and is in full force, and (c) to Seller’s knowledge, none of the Real Property is subject to any Encumbrance which in any material respect interferes with or impairs the present and continued use thereof in the usual and normal conduct of the Business.  There are no repairs or replacements exceeding $5,000 which are currently contemplated by the Corporation or which, to Seller’s knowledge, should be made in order to maintain the Real Property in a reasonable state of repair.

4.11         Tangible Personal Property.  Schedule 4.11 sets forth (a) a depreciation list of each item of Tangible Personal Property owned by the Corporation, and (b) a list of each item of Tangible Personal Property leased by the Corporation in each case having a value in excess of $5,000.  There is no material tangible personal property used in the operation of the Business other than the Tangible Personal Property set forth on Schedule 4.11.  Except as set forth on Schedule 4.11, the Owned Tangible Personal Property is free and clear of any Encumbrances (other than Permitted Encumbrances).  Except as set forth on Schedule 4.11, all of the Tangible Personal Property is located at the Real Property and there is no tangible personal property (excluding employee personal effects not reflected on the Financial Statements) located at the Real Property which is not owned or leased by the Corporation.  Except as set forth in Schedule 4.11, the Tangible Personal Property currently used in the Business is, taken as a whole, in reasonable working order and is reasonably adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.  Except as disclosed on Schedule 4.11, there are no repairs or replacements exceeding $10,000 in the aggregate for all Tangible Personal Property which are currently contemplated by Seller or the Corporation.

4.12         Intellectual Property.

(a)     (i) There is no intellectual property used in or, to Seller’s knowledge, necessary to conduct the Business other than the Intellectual Property owned by the Corporation, off-the-shelf computer software and Intellectual Property identified on Schedule 4.12(d) as not being so owned, (ii) other than computer software, each item of Intellectual Property owned or used by the Corporation immediately prior to the Closing Date will be owned or available for use by the Corporation on substantially similar terms and conditions immediately subsequent to the Closing Date and (iii) the Corporation has taken reasonable commercial actions to maintain and protect each item of Intellectual Property used in the Business.

(b)    Except as set forth on Schedule 4.12(b), (i) the Corporation has not interfered with, infringed upon or misappropriated the trade secrets or copyrights of any third party or, to Seller’s knowledge, the patent or trademark rights of any third party, and in the last three (3) years the Corporation has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Corporation must license or refrain from using any intangible property rights of any third party) and (ii) to Seller’s knowledge, no third party has interfered with, infringed upon or misappropriated any of the Intellectual Property owned by the Corporation.

(c)     Schedule 4.12(c) identifies each patent and registered trademark and registered copyright which has been issued to the Corporation with respect to any of the Intellectual Property owned by the Corporation or used in the Business, identifies each pending patent application or application for copyright or trademark registration which the Corporation has made with respect to any of the Intellectual Property owned by the Corporation or used in the Business, and identifies each license or other agreement which the Corporation has granted to any third party with respect to any of the Intellectual Property owned by the Corporation.  Seller has delivered or made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and have made available to Buyer correct and complete copies of all other material written documentation evidencing ownership and prosecution histories (if applicable) of each such patent and patent application.  Schedule 4.12(c) also identifies each trade name or unregistered trademark used by the Corporation.  Except as set forth on Schedule 4.12(c), with respect to each item of Intellectual Property required to be identified in Schedule 4.12(c):  (i) Seller has no knowledge of any reason why the Corporation would be unable to register with the United States Patent and Trademark Office each item which is an unregistered trademark, (ii) the Corporation possesses all right, title and interest in and to the item, free and clear of any Encumbrances (other than Permitted Encumbrances) or licenses, (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (iv) no Proceeding is pending or, to the knowledge of Seller, threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item and (v) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Corporation does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)    Schedule 4.12(d) identifies each item of Intellectual Property that any third party owns and that the Corporation uses pursuant to license, sublicense or other agreement, other than off-the-shelf computer software.  Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date).  Except as set forth on Schedule 4.12(d), with respect to each item of Intellectual Property required to be identified in Schedule 4.12(d):  (i) the license, sublicense or other agreement covering the item is enforceable, except as may be limited by Enforceability Limitations, (ii) immediately following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions as existed immediately prior to the Closing, except as may be limited by Enforceability Limitations, (iii) neither the Corporation nor, to the knowledge of Seller, any other party to the license, sublicense or other agreement is in material breach or material default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit early termination, modification or acceleration thereunder, (iv) neither the Corporation nor, to the knowledge of Seller, any other party to the license, sublicense or other agreement has repudiated any material provision thereof, (v) to the knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (vi) no Proceeding is pending or, to the knowledge of Seller, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property by the Corporation and (vii) the Corporation has not granted any sublicense or similar right with respect to the license, sublicense or other agreement.

(e)     Except as set forth on Schedule 4.12(e), Buyer’s use of the Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, the trade secrets or copyrights of any third party or, to Seller’s knowledge, the patent or trademark rights of any third party as a result of the continued operation of the Business.

4.13         Compliance with Laws and Permits.  Except as set forth on Schedule 4.13, the conduct of the Business is in compliance in all material respects with all applicable Governmental Requirements and Permits.  Except as set forth on Schedule 4.13, the Corporation has not received any written notice to the effect that, or, to Seller’s knowledge, otherwise been advised that, the Corporation is not in compliance in all material respects with any applicable Governmental Requirement and there are, to Seller’s knowledge, no presently existing facts, circumstances or events which, with notice or lapse of time, would result in material violations of any applicable Governmental Requirement or Permits.  Schedule 4.13 identifies all material Permits issued to the Corporation and currently in effect.  Except as set forth on Schedule 4.13, the Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business as presently conducted.  All of the Permits are valid and in full force and effect, no violations have been experienced, noted or recorded, and no Proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any of the Permits.

4.14         Litigation.  Except as set forth on Schedule 4.14, there is no Proceeding pending or, to the knowledge of Seller, currently threatened in writing which is (a) a Proceeding against or relating to the Shares, (b) a Proceeding involving the Corporation or its properties, assets or business or (c) a Proceeding relating to the Business and against or relating to any shareholder, member, director, officer or employee of the Corporation.

4.15         Labor Matters.

(a)     Schedule 4.15 identifies for each current employee of the Corporation and for each employee identified in Section 4.15(c), if any, his or her name, position or job title, his or her base compensation and bonus compensation earned in the fiscal year of the Corporation ending December 31, 2009, and his or her current base compensation.  Except as set forth on Schedule 4.15(a): (i) the Corporation does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) the Corporation is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Corporation pending or, to the knowledge of Seller, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of Seller, threatened against the Corporation and no material grievance currently being asserted, (iv) the Corporation has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time preceding the date of this Agreement and (v) there is no organizational campaign being conducted or, to the knowledge of Seller, contemplated and there is no pending or, to the knowledge of Seller, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the Corporation.

(b)    The Corporation has not terminated the employment of any employee during the past ninety (90) days, excluding voluntary resignation and termination for cause.  Except as set forth on Schedule 4.15(b), there is not currently any employee on disability leave or otherwise not active.

(c)     Schedule 4.15(c) identifies each employee of the Corporation or an Affiliate of the Corporation that in connection with his or her employment primarily provides services to the Corporation.

(d)     Seller’s representations and warranties set forth in this Section 4.15 and Section 4.16 shall constitute Seller’s only representations and warranties regarding labor and employment matters.

4.16         Employee Benefit Plans.  With respect to the Employee Benefit Plans of the Corporation:

(a)     Schedule 4.16 sets forth a list identifying each Employee Pension Benefit Plan (the “Pension Plans”) and a list identifying each Employee Welfare Benefit Plan (the “Welfare Plans”) (in each case with a brief summary of each plan) in which the employees identified in Section 4.15(c) participate.  Collectively, the Pension Plans and the Welfare Plans shall hereafter be referred to as the “Employee Plans”.

(b)    The Corporation is not the plan sponsor of any of the Employee Plans.

(c)     Each Employee Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

(d)    Seller has delivered or caused to be delivered to Buyer the latest determination letters (or opinion letters) of the Internal Revenue Service relating to each Pension Plan.

(e)     There are no pending or, to the knowledge of Seller, threatened (i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or the Corporation relating to any of the Employee Plans.

(f)     Neither the Corporation nor an Affiliate has engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (ii) in any Prohibited Transaction with respect to any Employee Plans.

(g)    The Corporation has no obligation to contribute to any Employee Plan.

(h)    Neither the Corporation nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participate in or been required to participate in any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(i)      No Employee Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Business beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Pension Plan, or (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(j)      The Corporation or an Affiliate has complied with, and satisfied, in all material respects, the requirements of COBRA with respect to each Employee Plan that is subject to the requirements of COBRA.  Each Employee Plan which is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code in all material respects.

(k)     Schedule 4.16 contains a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit for any employee or former employee of the Business which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by the Corporation or an Affiliate and (directly or indirectly) any employee or former employee of the Business.  Such contracts, plans and arrangements are hereinafter referred to collectively as the “Benefit

Arrangements”.  True and complete copies or descriptions of the Benefit Arrangements have been delivered to Buyer.  Each Benefit Arrangement has been maintained in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l)      There is no contract, agreement, plan or arrangement covering any employee or former employee of the Business that, individually or in aggregate, could give rise to the payment by the Corporation or an Affiliate, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

4.17         Transactions with Certain Persons.  Except as set forth on Schedule 4.17, or as otherwise disclosed in this Agreement, no Related Person is presently or at any time during the past one (1) year has been a party to any transaction with the Corporation including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or (iii) otherwise requiring payments to or from such Related Person.  Except as set forth on Schedule 4.17, all Related Person transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party.  Except as set forth on Schedule 4.17, there is no outstanding amount in excess of $1,000 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Corporation to any Related Person identified on Schedule 4.17 or from any Related Person identified on Schedule 4.17 to the Corporation.

4.18         Insurance.  Schedule 4.18 contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by Seller relating to properties, assets and personnel of the Corporation.  Except as set forth on Schedule 4.18, all of the Insurance is “occurrence” based insurance.  The Insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the Corporation is a party.  The Corporation is not in material default under any of the Insurance, and the Corporation has not failed to give any notice with respect to or to present any material claim under any of the Insurance in a due and timely manner.  No written notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid.  The Corporation has not experienced claims in excess of current coverage of the Insurance.  Except as disclosed on Schedule 4.18, there will be no retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence through the Closing Date.

4.19         Inventory.  Except as set forth on Schedule 4.19, (a) all of the Inventory is owned by the Corporation free and clear of any Encumbrances (other than Permitted Encumbrances) and is located at the Real Property, (b) none of the Inventory is on consignment, (c) the Inventory as reflected in the Financial Statements has been valued in a manner consistent with past practices and procedures (including, without limitation, the method of computing overhead and other indirect expenses to be applied to inventory) and in accordance with GAAP and (d) all inventory located at the Real Property is owned by the Corporation and is not held by the Corporation (on consignment or otherwise) for or on behalf of any other Person.  Except for damaged, obsolete, or excess Inventory, all of the Inventory owned by the Corporation is usable and saleable in the ordinary course of business.

4.20         Accounts Receivable.  All of the Accounts Receivable of the Corporation are bona fide receivables, are reflected on the books and records of the Corporation, arose in the ordinary course of the Business and the Seller has no knowledge that such receivables will not, in the aggregate, be collected in the ordinary course of business consistent with past collection practices at their full face value net of reserves for doubtful accounts as reflected on the Closing Date Financial Report.  Except for Permitted Encumbrances or as set forth on Schedule 4.20, the Accounts Receivable are free and clear of Encumbrances, there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts.

4.21         Material Contracts.  Schedule 4.21 contains a true and correct list or description of the Material Contracts.  True and correct copies of the Material Contracts have been delivered to Buyer.  Each of the Material Contracts is enforceable against the Corporation and, to the knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.  Neither the Corporation nor, to the knowledge of Seller, any other party to any Material Contract, is in material default thereunder or in material breach thereof, and the Corporation has not during the past two (2) years obtained or granted any material waiver of or under any provision of any Material Contract except for routine waivers granted or sought in the ordinary course of the Business.  There exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become a material default by the Corporation or, to the knowledge of Seller, any other party under any Material Contracts.  Seller does not know of a threatened default under any Material Contracts.

4.22         Suppliers and Customers.  Schedule 4.22 contains a list of the five (5) largest suppliers (each, a “Material Supplier”) and twenty (20) largest customers (each, a “Material Customer”) of the Business for the fiscal year ending December 31, 2008 and the eleven-month period ended November 30, 2009.  Except as set forth on Schedule 4.22, there has been no recent material change in terms with any of the suppliers or customers described in this Section 4.22 other than regular and ordinary course pricing adjustments consistent with past practices.  Except as set forth on Schedule 4.22, to the knowledge of Seller, none of the suppliers or customers set forth on Schedule 4.22 has informed the Corporation that it intends to terminate its relationship with the Corporation, and Seller is not aware of any such supplier or customer that intends to terminate such relationship or of any material problem or dispute with any such supplier or customer.  Seller has no knowledge of any material adverse change in relationship with any Material Supplier or Material Customer since January 1, 2009.  To Seller’s knowledge, there has been no communication between Seller and any such Material Supplier or Material Customer indicating that any such Material Supplier or Material Customer would terminate its relationship with the Corporation or materially decrease its business with the Corporation as a result of the consummation of the sale of the Shares contemplated by this Agreement.

4.23         Bank Accounts; Powers of Attorney.  Schedule 4.23, contains a true, complete and correct list of all bank accounts and safe deposit boxes maintained by the Corporation and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, a description of all lock box arrangements for the Corporation and a description of all powers of attorney granted by the Corporation.

4.24         Environmental Matters.

(a)           Except as set forth on Schedule 4.24, the Corporation and its assets, properties and operations are now and at all times prior to the Closing Date have been in compliance in all material respects with all applicable Environmental Laws and are not currently the subject of any Environmental Claims.  Neither the Corporation nor Seller has received any written notices from any Governmental Authority respecting Environmental Laws as they may relate to the Corporation or the Business.

(b)           Seller’s representations and warranties set forth in this Section 4.24 shall constitute Seller’s only representations and warranties regarding environmental matters.

4.25         Absence of Certain Changes.  Except as set forth on Schedule 4.25, since October 31, 2009, there has not been:

(a)     any Material Adverse Change;

(b)    any increase in excess of three percent (3%) in the compensation of any officer or employee;

(c)     any sale or transfer by the Corporation of any tangible or intangible asset having a value at the time of disposition greater than $10,000 or $20,000 in the aggregate for all such assets, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment, or any cancellation of any debt owed to or claim of the Corporation, except in the ordinary course of business;

(d)    any other material transaction not in the ordinary course of the Business or not otherwise consistent with the Corporation’s past practices involving consideration in excess of $25,000;

(e)     any material non-seasonal increase or reduction in the backlog or orders of the Business, any acceleration of sales into a current period or deferral of sales into a future period or any change in pricing or discounts offered to customers of the Business; or

(f)     any material change in accounting methods or principles.

4.26         No Brokers.  Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4.27         Products; Product Warranties.

(a)     A form of each product warranty relating to products manufactured or sold by the Corporation or any predecessor of the Corporation at any time during the two-year period preceding the date of this Agreement is attached to or set forth on Schedule 4.27, and neither the Corporation nor any predecessor of the Corporation has sold any products or services which are subject to an extended warranty of the Corporation beyond ten (10) years and which warranty has not yet expired.

(b)    Except as set forth on Schedule 4.27, Seller has no knowledge of any facts or circumstances which would reasonably be expected to result in claims under express product warranties related to products sold, leased or rented by the Corporation or any predecessor of the Corporation on or prior to the Closing Date in excess of $468,550 per year.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1           Organization and Good Standing.  Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

5.2           Authority; Authorization; Binding Effect.  Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.  Copies of all resolutions of the board of directors of Buyer with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Buyer, in form reasonably satisfactory to counsel for Seller, have been delivered to Seller.  This Agreement has been duly executed and delivered by Buyer and shall, upon delivery of a counterpart signature by Seller, constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

5.3           No Conflict or Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Buyer of its obligations under this Agreement, do not and will not result in or constitute (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Buyer, (ii) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or (iii) a violation by Buyer of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award.

5.4           Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.5           No Proceedings.  There is no Proceeding pending or, to the knowledge of Buyer, threatened in writing against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

5.6           No Brokers.  Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND CONDUCT OF
THE PARTIES THROUGH CLOSING

Seller, on the one hand, and Buyer on the other hand, each covenant and agree with the other as follows:

6.1           [Reserved]

6.2           [Reserved]

6.3           [Reserved]

6.4           [Reserved]

6.5           [Reserved]

6.6           [Reserved]

6.7           [Reserved]

6.8           Non-Competition.  Seller agrees that during the Non-Competition Period, it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, consultant, member, partner, stockholder or equity owner of any corporation or any other entity, or member of any firm or otherwise, engage or attempt to engage in the business of developing or distributing small refrigerators or small microwaves anywhere in the United States, provided, however, Seller may own securities constituting less than three percent (3%) of any class of securities of a public company engaged or attempting to engage in such business without otherwise being deemed to have breached any provision of this Agreement.

6.9           Non-Solicitation.  Seller agrees that, during the Non-Competition Period, it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity:  (a) employ or solicit the employment of any person identified in Section 4.15(c) or who was otherwise employed by the Corporation at the Closing Date or at any time during the six (6) month period preceding the Closing Date, except that Seller shall be free to employ or solicit the employment of any such person whose employment with the Corporation has terminated for any reason (without any interference from Seller) and who has no longer been employed by the Corporation for six (6) months from the date of such employee’s termination, (b) canvass or solicit business in competition with the Business from any person or entity who during the six (6) month period preceding the Closing Date shall have been a customer of the Corporation, (c) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation, or (d) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation and any supplier who during the six-month period preceding the Closing Date shall have supplied components, materials or services to the Corporation; provided, however, that nothing in this Section 6.09 shall restrict any party from performing its obligations or enforcing its rights under the Distributor Agreement (as defined below).

6.10         Confidentiality.  Seller has had access to, and has gained knowledge with respect to the Business, including without limitation trade secrets, financial results and information, processes and techniques, technical production and cost data, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information relating to the Business (the “Confidential Information”).  Seller acknowledges that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, will cause irreparable damage to the Corporation and Buyer subsequent to the Closing.  The parties also agree that covenants by Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation and Buyer.  Accordingly, Seller agrees that it will not use or disclose any Confidential Information obtained in the course of its past connection with the Business, other than (a) information generally available to the public through sources other than Seller, (b) to defend or participate in the defense of actions as to which the indemnification provisions of Section 9.1(b), or in connection with Tax reporting and related Tax matters associated with the Corporation, or (c) as required by law, the rules or regulations of any applicable securities exchange, or order of a court of competent jurisdiction.

6.11         Equitable Remedies/Reasonableness of Limitations.  Seller acknowledges that (a) a remedy at law for its failure to comply with the applicable covenants contained in Sections 6.8, 6.9 and 6.10 of this Agreement may be inadequate and (b) Buyer shall be entitled to seek from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision.  The right to seek such equitable relief shall be in addition to any other remedy to which Buyer is entitled under applicable law (including, but not limited to, monetary damages).  Seller represents and warrants that it has had an opportunity to consult with counsel regarding this Agreement, has fully and completely reviewed this Agreement with such counsel and fully understands the contents hereof.  Seller agrees that the territorial, time and other limitations contained in Sections 6.8 and 6.9 of this Agreement are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Seller agrees to submit to the reduction of said territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable.  In the event that any limitation under this

Agreement is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller acknowledges and agrees that such limitation shall remain and be valid in all other jurisdictions.

6.12         Repayment of Employee Advances.  On or prior to the Closing Date, Seller shall cause all outstanding employee advances to be repaid to the Corporation in full, other than ordinary course travel advances in amounts consistent with past practice.

6.13         Termination of Related Person Arrangements.  All agreements and other arrangements, whether oral or written, with Related Persons which are disclosed pursuant to Section 4.3 or 4.17 (including, but not limited to, all agreements requiring future payments for technology or services) shall be terminated on or prior to the Closing Date, except to the extent the continuation thereof is specifically consented to by Buyer in writing.

6.14         Satisfaction of Indebtedness.  On or prior to the Closing Date, Seller shall cause the Corporation to pay, or cause to be paid as Discharged Indebtedness, all Indebtedness capable of being paid at Closing or to otherwise obtain a release of all liability of the Corporation with respect thereto satisfactory in form and substance to Buyer.

6.15         Distribution of Cash.  On or prior to the Closing Date, to the extent practical (i.e, after making accommodation for outstanding checks), Seller shall cause the Corporation to distribute to Seller all Cash of the Corporation.

6.16         Commercial Laundry Product Sales Agreement.  On the Closing Date, Seller shall cause Mac-Gray Services to execute and deliver to the Corporation the commercial laundry product sales agreement in the form agreed to by Buyer and Seller (the “Laundry Product Sales Agreement”).

6.17         Transition Services Agreement.  On the Closing Date, Seller shall execute and deliver the transition services agreement in the form agreed to by Buyer and Seller (the “Transition Services Agreement”).

6.18         Sublease.  On the Closing Date, Seller shall execute and deliver the sublease agreement in the form agreed to by Buyer and Seller (the “Sublease”).

6.19         Distributor Agreement.  On the Closing Date, Seller shall cause Mac-Gray Services to execute and deliver the academic distributor agreement in the form agreed to by Buyer and Seller (the “Distributor Agreement”).

6.20         Post-Closing Employment.

(a)        As of the Closing Date, each of the employees of the Seller and each of its Subsidiaries (as applicable, the “Current Employer”) set forth on Schedule 4.15 and available to work as of the Closing Date (the “Offered Employees”) and all such employees who accept such offer of employment being referred to herein as the “Transferred Employees”) shall be offered employment by Buyer, the Corporation or one of their respective Affiliates (the “Employer”) pursuant to a letter in the form agreed to by Buyer and Seller.  Any employee of the Current Employer who is unavailable to work as of the Closing Date but who will become available by or before April 1, 2010 shall be offered employment and included as an Offered Employee and, to the extent such offer is accepted, as a Transferred Employee. The Current Employer shall terminate the employment of each of the Transferred Employees effective as of the Closing, or at such later date on or before April 1, 2010, as applicable.  Seller makes no representation as to whether any Offered Employee will accept employment with the Employer.  For a period of equal to no less than the lesser of (i) twelve (12) months following the Closing Date, or (ii) the applicable Transferred Employee’s employment with Buyer, the Corporation or one of their respective Affiliates, the Employer shall provide each Transferred Employee with compensation and benefits which, in the aggregate, are comparable to the compensation and benefits historically offered to such Transferred Employee by Seller, and each Transferred Employee shall be entitled to carryover his or her unused vacation, sick leave and personal days to the extent the liability therefore is included in Accrued Vacation.

(b)        As of the Closing Date or such later date on or before April 1, 2010, as applicable, Employer shall cause Transferred Employees to be eligible to participate in all employee plans and benefit arrangements of Employer in which similarly situated employees of Employer are generally eligible to participate in accordance with the then prevailing terms of such employee plans and benefit arrangements, provided that (i) for purposes of any length of service requirements, waiting periods or vesting periods (but not for purposes of the rate of benefit accrual) in any such plan for which a Transferred Employee may be eligible after the Closing Date, Employer shall ensure that service by such Transferred Employee with the Current Employer shall be deemed to have been service with Employer, and (ii) all Transferred Employees and their spouses and dependents who are covered under the Current Employer’s health plan at the time of the Closing shall be covered immediately after the Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) under a group health plan of the Employer.

(c)        Subject to applicable law (including any privacy laws), the Current Employer shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Current Employer prior to the Closing Date.  The Current Employer and the Employer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.20.

(d)        The provisions of this Section 6.20 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement and nothing herein shall be construed as an amendment to any Employee Benefit Plan or to any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan of Employer for any purpose.  Nothing herein shall in any manner be construed to otherwise limit the at-will status of each Transferred Employee.

6.21         Material Contracts Assignment.  On the Closing Date, Seller shall, and shall cause Mac-Gray Services to, assign to Buyer its rights to the Material Contracts specifically identified for assignment on Schedule 4.21 which materially relate to the Business but with respect to which the Corporation is not the contracting party.

6.22         IP Assignments.  On or before the Closing Date, the intellectual property identified on Schedule 6.22 shall be assigned to the Corporation.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the transactions contemplated by this Agreement, is subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Seller’s absolute and sole discretion, may be waived in writing in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

7.1           Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

7.2           No Proceedings.  No Proceeding shall be pending, threatened or anticipated against Buyer or Seller seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

7.3           Closing Certificate.  Buyer shall have furnished Seller with a certificate of an officer of Buyer, in form and substance reasonably satisfactory to Seller, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2.

7.4           Laundry Product Sales Agreement.  Buyer shall have executed and delivered the Laundry Product Sales Agreement.

7.5           Transition Services Agreement.  Buyer shall have executed and delivered the Transition Services Agreement.

7.6           Sublease.  Buyer shall have executed and delivered the Sublease.

7.7           Distributor Agreement.  Buyer shall have executed and delivered the Distributor Agreement.

7.8           Post-Closing Employment.  Buyer shall have made the offers of employment described in Section 6.20.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the transactions contemplated by this Agreement, is subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Buyer’s absolute and sole discretion, may be waived in writing in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement except as provided herein):

8.1           Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement and Seller shall have performed or caused to be performed in all material respects all agreements and covenants required by this Agreement to be performed or caused to be performed by it prior to or at the Closing Date.

8.2           No Proceedings.  No Proceeding shall be pending, threatened or anticipated against Buyer or Seller seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

8.3           No Material Adverse Change.  No Material Adverse Change of the Corporation or the Business shall have occurred.

8.4           Closing Certificate.  Seller shall have furnished or caused to be furnished to Buyer a certificate or certificates in form reasonably satisfactory to Buyer to evidence compliance with the conditions set forth in Sections 8.1, 8.2 and 8.3.

8.5           Employment Agreement.  James Russo shall have executed and delivered to the Corporation his employment agreement in the form presented to him by Buyer.

8.6           Laundry Product Sales Agreement.  Mac-Gray Services, shall have executed and delivered the Laundry Products Sales Agreement.

8.7           Transition Services Agreement.  Seller shall have executed and delivered the Transition Services Agreement.

8.8           Material Contracts Assignment.  Seller and Mac-Gray Services, Inc. shall have made the contract assignments described in Section 6.21.

8.9           Sublease.  Seller shall have executed and delivered the Sublease.

8.10         Distributor Agreement.  Mac-Gray Services shall have executed and delivered the Distributor Agreement.

8.11         IP Assignments.  The intellectual property identified on Schedule 6.22 shall have been assigned to the Corporation.

8.12         Sanyo Visit.  Buyer shall have interviewed Sanyo personnel and been satisfied with the results thereof.

8.13         No Casualty.  Buyer shall not have elected to terminate this Agreement in accordance with any of Section 10.2.

ARTICLE IX
COVENANTS AND CONDUCT OF
THE PARTIES AFTER CLOSING

9.1           Survival and Indemnifications.

(a)        Survival of Representations, Warranties, Covenants and Agreements.  All representations and warranties contained in this Agreement shall survive the Closing for a period of fifteen (15) months following the Closing Date; except that the representations and warranties in Section 4.4 (Title to Shares and Assets) shall survive the Closing indefinitely, the representations and warranties made in Section 4.9 (Taxes) shall survive the Closing for a period of six (6) years, and the representations and warranties made in Section 4.24 (Environmental) shall survive the Closing for a period of five (5) years.  All of the representations and warranties contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Buyer or Seller.  All covenants and agreements contained in this Agreement (including, without limitation, the obligation of Seller to convey the Shares to Buyer free and clear of any Encumbrance (other than Permitted Encumbrances) and the indemnification obligations of Seller and Buyer set forth in this Section 9.1) shall survive the Closing Date until fully performed or discharged.

(b)        Indemnification by Seller.  Seller hereby agrees to defend indemnify and hold harmless Buyer and its Affiliates and the directors, officers and employees of Buyer and their Affiliates (each a “Buyer Indemnified Party”), from, against and in respect of the following:

(i)            any and all Losses suffered or incurred by any Buyer Indemnified Party by reason of any breached or untrue representation or warranty of Seller contained in Article VI of this Agreement;

(ii)           any and all Losses suffered or incurred by any Buyer Indemnified Party by reason of the nonfulfillment of any covenant or agreement by Seller contained in this Agreement; and

(iii)          provided Buyer makes a claim within fifteen (15) months from the Closing Date, any and all Losses suffered or incurred by any Buyer Indemnified Party by reason of any activities, liabilities or obligations of the Corporation arising prior to the Closing other than with respect to (A) liabilities of the Corporation included in Closing Date Working Capital and (B) liabilities arising solely as a result of express product warranty obligations related to products sold, leased or rented on or prior to the Closing.

Notwithstanding anything to the contrary contained in this Agreement, except for a claim under Section 9.1(b)(i) relating to a breach in respect of Section 4.4 (Title to Shares and Assets) and any claim arising from fraud on the part of Seller, Seller shall (a) have no liability under Sections 9.1(b)(i), or (b)(iii) until the Losses suffered or incurred with respect thereto exceed, in the aggregate, the Threshold Amount, in which case Seller shall indemnify the Buyer Indemnified Party for all such Losses beginning with the first dollar thereof, and (b) have no liability under Sections 9.1(b)(i), or (b)(iii) in an amount in excess of the Indemnity Cap.

Indemnification by the Seller pursuant to this Section 9.1(b) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of retrospective premium payment or prospective premium increases) and any indemnity, contribution or other similar payment actually received by Buyer Indemnified Parties from any third party with respect thereto.  Seller shall not have any liability under any provision of this Agreement or otherwise for any indirect, consequential or punitive damages.  Any liability for indemnification under this Section 9.1(b) shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)        Tax Indemnification.

(i)            Seller agrees to be responsible for and to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against the Corporation or Buyer or the assets of the Corporation (A) based on income of the Corporation attributable to any period ending on or prior to the Closing Date, or (B) based on operations of the Corporation on or prior to the Closing Date, and shall be responsible for the Income Tax Liability.

(ii)           Any claim for indemnity under this Section 9.1(c) may be made at any time prior to the six (6) year anniversary of the Closing Date without the application of any threshold or indemnity cap.

(iii)          Whenever it is necessary to determine the liability for Taxes for a Straddle Period for any purpose under this Agreement, (1) the amount of any Taxes based on or measured by income, receipts or payroll of the Corporation for the pre-Closing period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (2) the amount of other Taxes of the Corporation for a Straddle Period that relates to the pre-Closing period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.  “Straddle Period” means any Tax period that includes but does not end on the Closing Date.

(d)        Indemnification by Buyer.  Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates (each, a “Seller Indemnified Party”) from, against, and in respect of:

(i)            any and all Losses suffered or incurred by any Seller Indemnified Party resulting from any breached or untrue representation or warranty by Buyer contained in this Agreement;

(ii)           any and all Losses suffered or incurred by any of them by reason of the nonfulfillment of any covenant or agreement by Buyer contained in this Agreement; and

(iii)          any and all Losses suffered or incurred by any Seller Indemnified Party by reason of any activities, liabilities or obligations of the Corporation (A) included in Closing Date Working Capital or (B) arising solely under express product warranties for products sold, leased or rented by the Corporation.

Indemnification by the Buyer pursuant to this Section 9.1(d) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of retrospective premium payment or prospective premium increases) and any indemnity, contribution or other similar payment actually received by Seller Indemnified Parties from any third party with respect thereto.  Buyer shall not have any liability under any provision of this Agreement or otherwise for any indirect, consequential or punitive damages.  Any liability for indemnification under this Section 9.1(d) shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e)        Notification and Defense of Claims or Actions.

(i)            As used in this Section 9.1, any Person seeking indemnification pursuant to this Section 9.1 is referred to as an “indemnified party” and any Person from whom indemnification is sought pursuant to this Section 9.1 is referred to as an “indemnifying party.”  An indemnified party which proposes to assert the right to be indemnified under this Section 9.1 shall submit to the indemnifying party a written demand for indemnification within fifteen (15) business days of becoming aware of such potential claim setting forth in summary form the facts as then known which form the basis for the claim for indemnification; provided, however, that the failure to give such notice will not affect such claim of indemnification except to the extent of actual prejudice to the indemnifying party.  With respect to claims based on actions by third parties, an indemnified party shall, within fifteen (15) business days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an indemnifying party, notify the indemnifying party in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the indemnifying party of any such Proceeding shall not relieve the indemnifying party from any liability which it may have to the indemnified party, except to the extent that the indemnifying party is prejudiced thereby.  Thereafter, the indemnified party shall deliver to the indemnifying party, within fifteen (15) business days after receipt by the indemnified party, copies of all further notices relating to such claim.

(ii)           If a third-party claim is made for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.1(b), then Seller shall have the right, by providing notice to the Buyer Indemnified Party within fifteen (15) days of its receipt of the notice required pursuant to Section 9.1(e)(i), to direct, through counsel of its own choosing, the defense or settlement of any such claim at its own expense (unless Seller is also a Person against whom the third-party claim is made and the relevant Buyer Indemnified Party determines in good faith that joint representation would be adverse to Buyer Indemnified Party’s interests); provided, that Seller shall acknowledge in writing and without qualification its indemnification obligations hereunder with respect to such third-party claim, except that Seller may qualify its acceptance (which qualification does not alter the indemnification obligations hereunder) in the event there is a later reasonable determination that the facts upon which the third-party claim is based relate to actions taken by the Buyer, the operation of the Business following Closing, or actions taken by the Corporation following Closing so long as Seller agrees to tender defense of such third-party claim back to the Buyer Indemnified Party within fifteen (15) days of such determination (or at such other time as Buyer shall agree, in good faith cooperation with the Seller, with respect to the transition of such defense so as to not in any manner prejudice Buyer).  If Seller elects to assume the defense of any such claim, Seller shall consult with the Buyer Indemnified Party for the purpose of allowing the Buyer Indemnified Party to participate in such defense, but in such case the participation expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party.  A Buyer Indemnified Party shall provide and shall cause the Corporation to provide, as applicable, Seller and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.  If Seller elects to direct the defense of any such claim, Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Seller consents in writing to such payment or unless Seller, subject to the last sentence of this Section 9.1(e)(ii), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against Buyer Indemnified Party for such liability.  Seller shall not admit any liability with respect to, or settle, compromise or discharge any such claim without the Buyer Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Buyer Indemnified Party shall agree to any settlement, compromise or discharge of any such claim that (i) Seller may recommend, (ii) by its terms obligates Seller to pay the full amount of the liability in connection with such claim, (iii) releases the Buyer Indemnified Party completely in connection with such claim, and (iv) contains no sanction or restriction upon the future activities or business of the Buyer Indemnified Party or requires the Buyer Indemnified Party to take any action other than ministerial actions related to the dismissal of any proceedings related to such claim.  If the Seller fails to defend or if, after commencing or undertaking any such defense, the Seller fails to prosecute or withdraws from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at Seller’s expense.  If the Buyer Indemnified Party assumes the defense of any such claim pursuant to this Section

9.1(e)(ii) following Seller’s failure to defend such claim, then Buyer may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling or otherwise resolving such claim, after giving prior written notice of such settlement or resolution to Seller, on such terms as Buyer may deem appropriate and are not reasonably objected to by Seller).

(iii)          If a third-party claim is made for which a Seller Indemnified Party is entitled to indemnification pursuant to Section 9.1(d), then Buyer shall have the right, by providing notice to the Buyer Indemnified Party within fifteen (15) days of its receipt of the notice required pursuant to Section 9.1(e)(i), to direct, through counsel of its own choosing, the defense or settlement of any such claim at its own expense (unless Buyer is also a Person against whom the third-party claim is made and the relevant Seller Indemnified Party determines in good faith that joint representation would be adverse to Seller Indemnified Party’s interests) provided, that Buyer shall acknowledge in writing and without qualification its indemnification obligations hereunder with respect to such third-party claim, except that Buyer may qualify its acceptance (which qualification does not alter the indemnification obligations hereunder) in the event there is a later determination that the facts upon which the third-party claim is based relate to actions taken by the Seller or the operation of the Business prior to Closing, so long as Buyer agrees to tender defense of such third-party claim back to the Seller Indemnified Party within fifteen (15) days of such determination (or at such other time as Seller shall agree, in good faith cooperation with Buyer, with respect to the transition of such defense so as to not in any manner prejudice Seller).  If Buyer elects to assume the defense of any such claim, Buyer shall consult with the Seller Indemnified Party for the purposes of allowing the Seller Indemnified Party to participate in such defense, but in such case the participation expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party.  A Seller Indemnified Party shall provide Buyer and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and Buyer shall reimburse the Seller Indemnified Party for all the reasonable out-of-pocket expenses in connection therewith.  If Buyer elects to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Buyer consents in writing to such payment or unless Buyer, subject to the last sentence of this Section 9.1(e)(iii), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Buyer is entered against the Seller Indemnified Party for such liability.  Buyer shall not admit any liability with respect to, or settle, compromise or discharge any such claim without the Seller Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Seller Indemnified Party shall agree to any settlement, compromise or discharge of any such claim that (i) Buyer may recommend, (ii) by its terms obligates Buyer to pay the full amount of the liability in connection with such claim, (iii) releases the Seller Indemnified Party completely in connection with such claim, and (iv) contains no sanction or restriction upon the future activities or business of the Seller Indemnified Party or requires the Seller Indemnified Party to take any action other than ministerial actions related to the dismissal of any proceedings related to such claim. If Buyer fails to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Buyer’s expense.  If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.1(e)(iii) following Buyer’s failure to defend such claim, then Buyer may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling or otherwise resolving such claim, after giving prior written notice of such settlement or resolution to Buyer, on such terms as Seller may deem appropriate and are not reasonably objected to by Buyer).

(iv)          Sole Remedy.  Except for claims of fraud, the sole remedy of the parties for any and all claims against the other parties with respect to the transactions contemplated in this Agreement shall be a claim for indemnification under this Article IX on the terms and subject to the conditions of this Agreement.

9.2           Use of Corporate Name or Trade Name.  After the Closing, Seller will not use or refer to the name “Intirion” or any trade name included within the Intellectual Property, or any derivative or variation thereof or any name similar thereto.

9.3           Access to Records and Personnel.  For a period of six (6) years after the Closing Date, Seller and their Representatives shall have reasonable access to all of the books and records, if any, relating to the Business or otherwise to the affairs and activities of the Corporation prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs and expenses incurred by them pursuant to this Section 9.3.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

9.4           Tax Procedures

(a)           Responsibility for Filing Tax Returns for Periods through the Closing Date.  Seller shall include the income of the Corporation (including any deferred items triggered into income by Treas. Reg. § 1.1502-13 and any excess loss account taken into income under Treas. Reg. § 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For taxable periods ending on or before the Closing Date, Seller shall cause the Corporation to join in Seller’s consolidated or unitary federal income tax returns and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with past practice, except as required by change and applicable law.  Buyer shall cause the Corporation to file income Tax Returns for all periods other than periods ending on or before the Closing Date.  Buyer shall provide Seller with a copy of any Tax Return to be prepared and filed by Buyer under this paragraph that relate, in whole or in part, to any pre-Closing period at least twenty (20) days prior to the due date for filing such Tax Return.  Seller shall have the right to review and approve such Tax Return until ten (10) days prior to the date for filing thereof, which approval shall not be unreasonably withheld.  Buyer shall revise any such Tax Return (including amendments, as applicable) as reasonably requested by Seller with respect to any matters for which Seller has an

indemnity obligation under Article IX.   If Seller does not consent, or otherwise provide specific objections, within such time period then the subject Tax Return shall be considered approved.

(b)        Tax Refunds.  Buyer shall pay to the Seller any and all Tax refunds (whether paid to the Corporation or applied against the Corporation’s Taxes) (including interest received thereon) that relate to periods ending on or before the Closing, including the portion of any Straddle Periods ending on the Closing Date, within fifteen (15) days after the Corporation receives such refunds.  Notwithstanding the foregoing, Buyer and the Corporation shall be entitled to retain for its or their own account any Tax refund received after the Closing Date (including interest received thereon) to the extent such Tax refund is reflected as an Accounts Receivable or Other Current Asset on the Closing Date Financial Report and is included in the Closing Date Working Capital.

(c)        Tax Overpayments.  To the extent the Tax liability of the Corporation for the portion of any Straddle Period that ends on and including the Closing Date is less than the Tax payments made by the Corporation and/or Seller on or before the Closing Date with respect to such period, Buyer shall promptly pay the amount of any such overpayment to the Seller.

(d)        Tax Cooperation, Tax Audits. After the Closing Date, the Buyer and the Seller shall, and shall cause their respective Affiliates to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Buyer and Seller.  A party shall be reimbursed for reasonable out-of-pocket expenses incurred with respect to such requests.  Each party shall cooperate with the other in connection with any Tax investigation, audit, or other proceeding; provided, however, that each party shall comply with the provisions of Article IX, dealing with Indemnification; and further provided, that Seller shall not permit any Encumbrance to be created or to continue upon any property or assets of the Corporation or take any action (without the consent of the Buyer) that would have the effect of increasing any Taxes with respect to any post-Closing Date Tax Return.  Subject to such limitations, Seller shall have the right to control, in its reasonable judgment, any Tax investigation, examination, audit, litigation, or other proceeding relating to any period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date, of the Corporation, and any issue arising in a Tax investigation, examination, audit, litigation, or other proceeding that could give rise to an indemnity obligation by the Seller under Article IX provided, that (i) Seller keeps Buyer informed regarding the progress and substantive aspects of such pre-Closing Date Tax proceeding, (ii) Buyer is entitled to participate in such pre-Closing Date Tax proceeding, and (iii) Seller shall not compromise or settle any such pre-Closing Date Tax proceeding without obtaining Buyer’s prior written consent, which shall not be unreasonably withheld.

(e)        Section 338(h)(10) Election.  Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the Shares to be acquired by Buyer under this Agreement.  Buyer will prepare and timely file with the appropriate taxing authorities any forms used to make the Section 338(h)(10) Election.

Seller and Buyer shall each sign at or prior to Closing all federal and state forms used to make a Section 338(h)(10) Election requiring their signature.  The Corporation shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable law.  Seller shall pay (or reimburse Buyer within fifteen (15) days after payment by Buyer or the Corporation) any Tax imposed on the Corporation attributable to the making of the Section 338(h)(10) Election (including, but not limited to, any Tax imposed under Treas. Reg. § 1.338(h)(10)-1(d)(4), and any state, local or foreign Tax imposed on the Corporation’s gain), and Seller shall indemnify, defend, and hold harmless Buyer, the Corporation, and each of their respective successors, assigns, and Affiliates from and against any liability arising out of any failure to pay any such Tax except to the extent such tax is accrued on the Closing Date Financial Report and deducted in the determination of the Closing Date Working Capital.

(f)         Allocation of Purchase Price.  Buyer, Seller, and the Corporation agree that the Purchase Price and the liabilities of the Corporation (plus other relevant items) will be allocated to the assets of the Corporation for all Tax purposes as shown on the Allocation Schedule attached hereto as Schedule 9.4(f) in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder.  Buyer, Seller, and the Corporation shall file all Tax Returns (including any amended returns and claims for refund) and information reports in a manner consistent with such allocation.  The Allocation Schedule shall be revised to reflect any adjustments to the Purchase Price.

ARTICLE X
MISCELLANEOUS

10.1         Further Assurances; Information.  Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

10.2         [Reserved]

10.3         [Reserved]

10.4         Notices.  Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to the other shall be in writing and (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (iii) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier), or (iv) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received if received before 5:00 p.m. of the applicable time zone of the recipient or on the next business day if received after 5:00 p.m.), with a confirmation sent by way of one of the above methods, as follows:

If to Seller addressed to:

Mac-Gray Corporation
404 Wyman Street
Suite 400
Waltham, Massachusetts 02451
Attn:	Philip Emma, Executive Vice President Operations Linda Serafini, General Counsel

Telephone: (781) 487-7600
Facsimile: (781) 290-5358
E-mail:	pemma@macgray.com lserafini@macgray.com

With a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attn:	Robert P. Whalen, Jr., Esq.

Telephone: (617) 570-1000
Facsimile: (617) 523-1231
E-mail:	rwhalen@goodwinprocter.com

If to Buyer, addressed to:

Danby Products, Inc.
5070 Whitelaw Road
Guelph, Ontario N1H6Z9
Attn:	James E. Lightfoot, President

Telephone: (519) 837-0920 Ext. 248
Facsimile: (519) 837-9320
E-mail:	jlightfoot@danby.com

With a copy to:

Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
Attn:	Thomas W. Nelson, Esq. Brad A. Birmingham, Esq.

Telephone: (716) 856-4000
Facsimile: (716) 849-0349
E-mail:	tnelson@hodgsonruss.com bbirming@hodgsonruss.com

Any party may designate in a writing to any other party any other address to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.5         Knowledge.  For the purposes of this Agreement, “knowledge”, “information” or “belief” shall mean the knowledge, information, or belief, as appropriate to the context of the statement in which the term is used, of James Russo, Philip Emma, Neil MacLellan, Michael Shea, and Linda Serafini or the knowledge, information or belief which any such individuals would have after reasonable inquiry, including inquiry of those executive, management, or supervisory employees under their direct supervision.

10.6         Public Statements.  Buyer and Seller agree to cooperate, both prior to and after the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including any statements to employees of the Corporation) and no press release or other public statements shall be issued without the joint consent of Buyer and Seller, except such release or statement as may be required by law or the rules or regulations of any applicable securities exchange

10.7         Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized shall govern.

10.8         Expenses.  Except as otherwise provided in this Agreement and except to the extent reflected on the Closing Date Financial Report under Accounts Payable or Accrued Liabilities, Seller shall pay all legal, accounting and other expenses of Seller incident to this Agreement and Buyer shall pay all legal, accounting and other expenses of Buyer incident to this Agreement.  Except as otherwise provided in this Agreement, nothing contained in this Agreement shall be interpreted or construed to require Buyer to directly or indirectly pay, assume or be liable for any of the foregoing expenses of Seller.

10.9         Titles.  The headings of the articles and sections of this Agreement are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement.

10.10       Waiver.  No failure of any party to this Agreement to require, and no delay by any party to this Agreement in requiring, any other party to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance.  No failure of any party to this Agreement to exercise, and no delay by any party to this Agreement in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy.  No waiver by any party to this Agreement of any right or remedy under this Agreement shall be effective unless made in writing.  Any waiver by any party to this Agreement of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

10.11       Effective; Binding.  This Agreement shall be effective upon the due execution hereof by each party to this Agreement.  Upon becoming effective, this Agreement shall be binding upon each party to this Agreement and upon each successor and assignee of each party to this Agreement and shall inure to the benefit of, and be enforceable by, each party to this Agreement and each successor and assignee of each party to this Agreement; provided, however, that, except as provided for in the immediately following sentence, no party to this Agreement shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other parties.  Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer, provided that Buyer shall remain liable hereunder notwithstanding any such assignment.

10.12       Entire Agreement.  This Agreement, together with the Non-Disclosure Agreement between the Seller and Buyer dated June 3, 2008, as amended by letter agreement dated July 17, 2008, contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the parties to this Agreement with respect to the subject matter of this Agreement.

10.13       Modification.  No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any party to this Agreement, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of any party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy.  No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by the parties to this Agreement.

10.14       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party.  Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original signature page by overnight mail.

10.15       Consent to Jurisdiction.  Each party to this Agreement hereby (i) consents to the jurisdiction of the United States District Court for the District of Delaware located in Wilmington or, if such court does not have jurisdiction over such matter, the applicable state court located in New Castle County, Delaware, (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court and (iii) consents to personal jurisdiction within the County of New Castle, State of Delaware.  Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

[Signatures to appear on the following page]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

MF ACQUISITION CORP.

By:	/s/ James E. Lightfoot
	Name:	James E. Lightfoot
	Title:	President

MAC-GRAY CORPORATION

By:	/s/ Michael J. Shea
	Name:	Michael J. Shea
	Title:	Executive VP, CFO and Treasurer

GUARANTY

Danby Products, Inc., the parent of Buyer (“Guarantor”), hereby unconditionally and irrevocably guarantees to Seller, and Seller’s respective heirs, successors and assigns, the performance of all obligations of Buyer under the foregoing Agreement.  Guarantor hereby (a) waives all notices of default, (b) waives all suretyship and similar defenses, (c) consents to any extensions of time, changes in the manner of payment or performance and other indulgences which may be granted to Buyer, and (d) and consents to any and all amendments and modifications to the foregoing Agreement, all without notice to Guarantor.

Guarantor hereby represents and warrants to Seller that:

(a) Guarantor is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware; and

(b) Guarantor has all necessary power and authority to execute and deliver this Guaranty and to perform its obligations under this Guaranty.  This Guaranty has been duly executed and delivered by Guarantor and shall constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

DANBY PRODUCTS, INC.

By:	/s/ James E. Lightfoot
	Name:	James E. Lightfoot
	Title:	President

Date: February 5, 2010